Exhibit F

EXECUTION VERSION

AMENDMENT TO THE JOINT VENTURE AGREEMENT

This Amendment (this “Amendment”) dated as of October 23, 2021, to that Joint Venture Agreement (“JVA”) dated as of September 24, 2019, is executed by and between SK ecoplant Co., Ltd. (f/k/a SK Engineering & Construction Co., Ltd.) (“SK”) and Bloom Energy Corporation (“Bloom Energy”). SK and Bloom Energy shall be referred to individually as a “Party” and collectively as “Parties.” Capitalized terms used but not defined herein have the meanings ascribed to them in the JVA.

RECITALS

WHEREAS, the Parties are entering into that Securities Purchase Agreement (“SPA”), dated as of the date hereof, pursuant to which SK (or its designee) shall purchase from Bloom Energy certain shares of capital stock of Bloom Energy; and

WHEREAS, concurrently with the execution of the SPA, the Parties are entering into this Amendment to expand the scope of the business of the JV Company and targeted markets and amend certain portions of the JVA as set forth herein.

NOW THEREFORE, the Parties agree as follows:

1. Definitions. The corresponding definitions in Section 1.1 of Schedule 1 are hereby amended and restated as follows:

a.	“Ancillary Equipment” has the meaning set forth in the JVA.

b.	“Energy Server” has the meaning set forth in the PDA.

c.	“YFP” means “Component EP” as such term is defined in the PDA.

d.	“YPE” means “Component PE” as such term is defined in the PDA.

e.	“YAC” means “Component AC” as such term is defined in the PDA.

f.	“YPM” means “Component PM” as such term is defined in the PDA.

2. JV Scope. The lead-in paragraph of Section 6.2 is hereby amended by deleting it in its entirety and replacing it with the following:

“The scope of the business of the JV Company involving manufacture and assembly, of the System shall consist of, (a) during the fourth quarter of 2021, assembly of the YFP (and its successors) and the YAC (and its successors) portions of the Energy Server, (b) during the course of 2022 and in any case before the end of 2022, preparing for full assembly of the Energy Servers, including by making the necessary capital improvements, so that full assembly of Energy Servers will begin in January 2023, which will include YPE (and its successors), BOP support systems that provide fuel, air, exhaust, and water flows to and from the Hot Box, FCM, integration of the YPM (and its successors), which consists of the YPE and the FCM, and any other component, module and/or equipment necessary to support or assist the Energy Server (the “Full Assembly”) and (c) at all times, the Ancillary Equipment (collectively, the “JV Scope”).

3. Manufacturing Facilities. Section 6.2(a) is hereby amended by deleting it in its entirety and replacing it with the following:

“(a) Manufacturing Facilities. Bloom Energy and SK shall commence development and expansion of the existing manufacturing facility of the JV Company or development of a new manufacturing facility (“Manufacturing Facilities”). The commencement of Full Assembly activities at the Manufacturing Facilities shall be targeted for January 2023. In case of 2024, sales, marketing, distribution and deployment of the System in Korea and Other Territory shall be fulfilled from the Manufacturing Facilities. It is the understanding of the Parties that the JV Company must receive Fuel Cell Stack or the Fuel Cell Stack integration components of the Hot Box in a volume equivalent to the Original Quarterly Quantity (as defined in the PDA) in 2022, 2023 and 2024.”

4. Sell-Through Model. Section 6.3 is hereby amended by deleting it in its entirety and replacing it with the following:

“6.3 Sell-Through Model. Sales and purchases with respect to the Systems (or components thereof), as among Bloom Energy, SK and the JV Company, shall be structured pursuant to the principles set forth below:

(a) Sales to SK.

(i) Sales to SK by the JV Company. Each component of the System that constitutes JV Scope and is available for sale by the JV Company at the time of sale shall be exclusively sold by the JV Company to SK.

(ii) Sales to SK by Bloom Energy. Each component of the System that does not constitute JV Scope at the time of sale shall be exclusively sold by Bloom Energy to SK.

(iii) SK Procurement. SK shall continue to separately procure the Distributor-Procured Ancillary Equipment (as defined in the PDA) in accordance with the PDA.

(b) Sales to the JV Company

(i) Sales to the JV Company by Suppliers. The JV Company shall directly source and procure the JV Scope in accordance with Section 6.2(c) to the extent possible and develop its own supply network, all in accordance with Bloom Energy’s supplier qualification process and with Bloom Energy’s prior written approval. Suppliers qualified by the JV Company shall not be exclusive to the JV Company.

(ii) Sales to the JV Company by Bloom Energy. The Parties anticipate that the JV Scope will be sourced by the JV Company from third parties once Bloom Energy is satisfied that: (1) an adequate procurement and supply-chain organization has been developed within the JV Company; (2) competitive pricing has been established between the JV Company and third-party vendors; and, (3) the entire sourcing function is ready to be transitioned to the JV Company. If the conditions set forth above have been met to Bloom Energy’s reasonable satisfaction, the Parties will reconvene to determine: (1) when and to what extent the sourcing function will be transitioned to the JV Company; and (2) whether, and to what extent, Bloom Energy will discontinue sales to the JV Company after such transition.

(iii) Sales to Bloom Energy or Third Parties. If, under the PDA, SK does not exercise the Distributor ROFR, there is an applicable Exclusion, or the Distributor ROFR is no longer effective (in each case, as defined by the terms of the PDA), then JV Scope associated with such Product (as defined in the PDA) sale may be sold directly from the JV Company to Bloom Energy or to a third party.”

5. Termination. Section 16.2(d) is hereby amended by deleting it in its entirety and replacing it with the following:

“(d) By Bloom Energy if SK or any of its majority-owned subsidiaries competes with the JV Company or Bloom Energy by engaging in the fuel cell business at the time such entity is under the Control of SK.”

6. Publicity. The following shall be added as Section 18.4:

“18.4 Publicity. No public release or announcement concerning the transactions contemplated hereby shall be issued by any of the Party or JV Company without the prior written consent of the other Parties (which consents shall not be unreasonably withheld, conditioned or delayed), except for any such release or announcement as may be required by securities Law or other applicable Law or the applicable rules or regulations of any securities exchange or securities market, in which case the respective Party, as the case may be, shall (to the extent permissible under applicable Law) allow the other Parties, as applicable, reasonable time to comment on such release or announcement in advance of such issuance and the disclosing party shall consider the other Party’s comments in good faith.”

7. Miscellaneous.

a. Except for any amendments to the JVA made pursuant to this Amendment, all terms and conditions of the JVA will continue in full force and effect in accordance with its provisions on the date of this Amendment.

b. To the extent of a conflict or inconsistency between the JVA and this Amendment, this Amendment will prevail.

c. References to the JVA will be to the JVA, as amended by this Amendment.

d. This Amendment shall be governed by the laws of the Republic of Korea.

e. This Amendment may be executed in any number of counterparts, each of which shall be considered an original, and all of such counterparts shall constitute one Amendment. To facilitate execution of this Amendment, each of the Parties may execute and exchange by e-mail as a portable document format or other electronic imaging, counterparts of the signature page, which shall be deemed original signatures for all purposes.

f. Articles 21 through 24 of the JVA shall apply mutatis mutadis to this Amendment.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their respective officers or other representatives thereunto duly authorized as of the date first above written.

SK ecoplant Co., Ltd.

By:	/s/ Wang Jae Lee
	Name:	Wang Jae Lee
	Title:	Head of Hydrogen Business Center

[Signature Page to Amendment to the Joint Venture Agreement]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their respective officers or other representatives thereunto duly authorized as of the date first above written.

Bloom Energy Corporation.

By:	/s/ Gregory Cameron
	Name:	Gregory Cameron
	Title:	Chief Financial Officer

[Signature Page to Amendment to the Joint Venture Agreement]